UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2013  (September 26, 2013)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-169355	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Tiffany Springs MarketCenter

On September 26, 2013, American Realty Capital – Retail Centers of America, Inc. (the “Company”) closed its acquisition of a fee simple interest in Tiffany Springs MarketCenter, located in Kansas City, Missouri, at a contract price of $53.5 million, exclusive of closing costs. The Company acquired the property through a wholly owned subsidiary of its operating partnership.

The sellers of the property are COUSINS TIFFANY SPRINGS MARKETCENTER LLC and CP – TIFFANY SPRINGS INVESTMENTS LLC (collectively, the “Sellers”). The Sellers do not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The Tiffany Springs MarketCenter contains approximately 240,000 rentable square feet and is 88% leased to 29 tenants. Three tenants, Best Buy (NYSE: BBY), The Sports Authority and PetSmart (NASDAQ: PETM), represent 48% of the annualized rental income of the property and are each rated by major credit rating agencies.

The lease to Best Buy contains approximately 46,000 rentable square feet. The lease commenced in June 2008, has a 10-year term and expires in January 2019.  The lease contains a rental escalation of 9.4% in 2014. The lease contains four renewal options of five years each.  The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized rental income for the initial lease term is $0.7 million.

The lease to The Sports Authority contains approximately 42,000 rentable square feet. The lease commenced in August 2008, has a 10-year term and expires in January 2019.  The lease contains no rental escalations during the original lease term. The lease contains four renewal options of five years each.  The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized rental income for the initial lease term is $0.6 million.

The lease to PetSmart contains approximately 25,000 rentable square feet. The lease commenced in July 2008, has a 10-year term and expires in July 2018.  The lease experienced a rental escalation of 6.4% in 2013. The lease contains three renewal options of five years each.  The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized rental income for the initial lease term is $0.5 million.

The Company funded the acquisition of the property with (a) a $41.7 million term loan from Bank of America, N.A. and (b) the remainder with proceeds from the sale of common stock in its ongoing initial public offering. The $41.7 million loan from Bank of America, N.A. is described in more detail below in Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

A copy of the press release announcing the completion of the acquisition of the Tiffany Springs MarketCenter is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 26, 2013, the Company entered into a term loan agreement as referenced in Item 2.01 of this Current Report on Form 8-K. Such term loan agreement with Bank of America, N.A. funded a portion of the acquisition of the Tiffany Springs MarketCenter in the amount of $41.7 million.

The loan bears interest under the loan agreement at a per annum rate equal to an adjusted one-month London interbank offered rate for LIBOR loans plus an applicable margin of 2.25% to 2.75%, depending upon the Company’s leverage. The interest rate will be partially fixed by a $34.1 million notional interest rate swap with a fixed pay rate at 1.6%. The interest rate swap is indexed to one month LIBOR.

Borrowings under the loan agreement mature on October 1, 2018 and are subject to monthly interest-only payments through April 2014. Beginning in May 2014, the Company will be required to pay fixed monthly principal and interest payments through the maturity date.

The description of the loan agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the loan agreement. The Company will file the loan agreement with the U.S. Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

Item 9.01. Financial Statements and Exhibits.

(a)(4)	The audited and unaudited financial statements, as applicable, relating to the Tiffany Springs MarketCenter described in Item 2.01, required by Rule 3-14 of Regulation S-X are not included in this Current Report on Form 8-K. The Company will file such financial statements with the U.S. Securities and Exchange Commission within 71 calendar days after the date that this Current Report on Form 8-K is required to be filed, or by December 12, 2013.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated October 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: October 1, 2013	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors